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                                                  Exhibit 10.20.1



                     STEAM PURCHASE CONTRACT


     This STEAM PURCHASE CONTRACT [the "Agreement"], dated as of December 8th, 1986, by and between E. I. DU PONT DE NEMOURS AND COMPANY, a Delaware Corporation with its principal office located at 1007 Market Street, Wilmington, Delaware 19898 ["Du Pont"] and O'BRIEN ENERGY SYSTEMS, INC., a Delaware corporation with its principal office located at 225 South 8th Street, Philadelphia, Pennsylvania 19106 ["O'BRIEN"].

                            RECITALS:

          A.   Du Pont owns and operates a plant at Parlin, New
Jersey, ["Du Pont's Plant"] which uses substantial quantities of steam.

          B. O'Brien is engaged in the business of building and operating cogeneration facilities which produce steam for sale to industries companies.

          C. O'Brien wishes to provide Du Pont with all steam required for use in the operation of Du Pont's Plant up to the maximum quantities and in accordance with the specifications set forth herein, and will finance, design, construct, own, operate and maintain a cogeneration facility [the "Facility"] to be located adjacent to Du Pont's Plant and has on even date herewith entered into a Lease with Du Pont covering certain

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real property on which the Facility will be constructed [the
"Ground Lease"].

          NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, Du Pont and O'Brien hereby agree as follows:

Article 1.  Representations and Warranties

          A. Du Pont represents that it is a corporation organized, validly existing and in good standing under the laws of Delaware with full power and authority to enter into this agreement.

          B. Du Pont represents that the person executing and delivering this agreement on Du Pont's behalf is acting pursuant to proper authorization and that this agreement is the valid and binding obligation of Du Pont and is enforceable in accordance with its terms.

          C. O'Brien represents that it is a corporation organized, validly existing and in good standing under the laws of Delaware with full power and authority to enter into this agreement.

          D. O'Brien represents that the person executing and delivering this agreement on O'Brien's behalf is acting pursuant to proper authorization and that this agreement is the valid and binding obligation of O'Brien and is enforceable in accordance with its terms.

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Article 2.  Construction and Operation of Cogeneration Facility.

          A. O'Brien agrees to construct the Facility with a capacity adequate to deliver at least 120,000 pounds per hour of steam to Du Pont on a continuous uninterrupted basis. To insure this capacity, O'Brien will build two heat recovery boilers (including supplemental firing capability) associated with the gas turbines and a back-up boiler, each of which will be capable of producing at least 120,000 pounds per hour. The Facility will be capable of using natural gas or fuel oil. The back-up boiler shall be capable of burning 0.3% sulphur No. 6 fuel oil, and O'Brien shall provide storage tank capable of holding at least a 14 day inventory of the fuel oil. As part of the construction process, O'Brien will dismantle and remove, at its cost, Du Pont buildings numbered 145, 826, 1939, and such foundations, supports underground lines and any other items which the parties agree are required to be removed in order to build the Facility. The Facility will be located on land leased to O'Brien by Du Pont consisting of approximately four (4) acres pursuant to the terms and description set out in the Ground Lease for the nominal rent of $10.00 per annum for a term expiring 120 days after the expiration of this Agreement. The Facility Site is described more fully in the Ground Lease.

          B. O'Brien shall operate the Facility twenty-four hours per day, seven days a week.

          C. O'Brien will obtain all permits and variances necessary for the lawful construction and operation of the Facility and will apply to the Federal Energy Regulatory
Commission ["FERC"] for a certificate stating that the Facility

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is a Qualifying Facility under the Public Utility Regulatory
Policies Act of 1978, as amended ["PURPA"]. If O'Brien has been unable to obtain all necessary permits or the Facility has not been certified as a Qualifying Facility by FERC by October 1, 1987, or within twelve months of the signing of this Agreement, whichever is later, either party may, by written notice to the other, terminate this Agreement without liability to the other.

          D. All costs associated with the Facility, including without limitation costs associated with engineering, licensing, construction and operation of the Facility will be the responsibility of O'Brien. Du Pont's sole responsibilities shall be: (1) to provide land and provide easements as are necessary for the construction and operation of the Facility both pursuant to the attached Ground Lease, (2) to purchase steam as hereinafter provided, and (3) to supply treated mainswater, at cost.

          E. O'Brien shall obtain all governmental licenses and permits needed for the sale of steam under this Agreement, and Du Pont will cooperate with O'Brien and take any reasonable actions requested by O'Brien, at O'Brien's expense, in obtaining such licenses and permits.

Article 3.  Sale and Purchase of Steam

          A. O'Brien agrees to sell steam to Du Pont for use in Du Pont's Plant in quantities required by Du Pont up to a maximum of 120,000 pounds of steam per hour in accordance with

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the terms and conditions hereof and the pressures, temperatures and other specifications set forth in Exhibit A, Water and Steam Supply Specifications, for a period of twenty (20) years commencing with the Initial Delivery Date as defined in Article 4 below. If Du Pont's needs exceed 120,000 pounds per hour for short duration peaks (less than 4 hours), O'Brien will supply up to 150,000 pounds per hour for such short duration peaks at the contract price. So long as Du Pont materially complies with the terms and conditions of this Agreement and continues to purchase during each Operating Year, O'Brien will deliver the steam at pressures and at such temperatures and according to such other specifications as set forth in Exhibit A hereto or as are otherwise mutually agreed to in writing by Du Pont and O'Brien. "Operating Year" as used herein shall be the period beginning with the Initial Delivery Date as defined in Article 4 hereof and ending one year thereafter, and yearly thereafter shall mean each one year period from the anniversary of the Initial Delivery Date.

          B. O'Brien will install, maintain, operate and own such meters as shall be necessary to measure and record the steam delivered and received in accordance with the terms and conditions of this Agreement and any other data necessary for the sale of steam to Du Pont and the computation of appropriate invoices. Meters utilized for this purpose shall meet the specifications and shall be subject to calibration and testing as set forth in Exhibit B hereto. Upon request, O'Brien will allow Du Pont access to this instrumentation at reasonable

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hours, but all instrument reading, calibrating and adjustment will be done only by O'Brien.

          C. Du Pont will not be required to take or pay for any steam not required for its operations at the Du Pont plant.
Insofar as Du Pont has requirements for steam at the Plant during a twenty (20) year period beginning with the Initial Delivery
Date, it will purchase from O'Brien its requirements for steam for the Plant up to the minimum quantity necessary for O'Brien toQualifying Facility Status under PURPA as of the date of this Agreement ("Minimum PURPA Obligation"), which quantity is equal to 48,000 pounds of steam per hour, annual average. If Du
Pont has requirements greater than the Minimum PURPA Obligation, it may elect to purchase the additional requirements from O'Brien up to a maximum total amount of 120,000 pounds per hour.

          D. Should Du Pont not take the annual Minimum PURPA Obligation and after a one-year cure period, and if O'Brien is unable to obtain relief from the regulatory authorities as regards its minimum Qualifying Facility status under PURPA, O'Brien shall have the right to conduct an affiliated thermal consuming business acceptable to Du Pont on the property leased from Du
Pont under the Ground Lease. If required by O'Brien, Du Pont will grant continued necessary and reasonable access across its property to allow O'Brien to continue to operate the cogeneration Facility and the affiliated thermal consuming business for the term of this Agreement or any extension thereof. Du Pont will also continue to provide the water

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supply for the Facility, as provided in Article 9 hereof, if Du
Pont's plant remains in operation.

          E. O'Brien agrees that so long as Du Pont purchases the Minimum PURPA Obligation in each Operating Year (except to the extent limited by Force Majeure). O'Brien will not sell steam from the Facility to any other person. Furthermore, O'Brien's commitment to supply steam to Du Pont shall take priority over any obligation to use steam to provide electricity to any other party.

          F. O'Brien shall maintain a fuel oil supply sufficient to meet Du Pont's maximum steam requirement for fourteen days.

Article 4.  Initial Delivery Date

          A. The parties will begin to deliver and receive steam under this Agreement within five (5) business days after O'Brien has notified Du Pont that the Facility is commercially operational
(such date of commencement of delivery is herein referred to as the "Initial Delivery Date"). O'Brien represents that the Initial Delivery Date shall be on or before November 30, 1989, provided that the Initial Delivery Date shall be extended by the occurrence and the continuation of an event of Force Majeure as defined in Article 7 below. Should O'Brien fail to commence delivery of steam by the Initial Delivery Date (or the Extended
Initial Delivery Date as a result of an event of Force Majeure), O'Brien agrees to pay Du Pont as liquidated damages a sum equal to the difference

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between what Du Pont would have had to pay to produce steam for itself and the price which Du Pont is obligated to pay under this Agreement. These liquidated damages shall be calculated pursuant to the formula set out in Exhibit C. In lieu of accepting these liquidated damages, or in the event that O'Brien should fail to pay them, Du Pont shall have the right to pursue all available remedies at law or in equity.

          B. At least six months prior to the Initial Delivery Date, O'Brien shall deliver to Du Pont steam from the back-up boiler which will allow Du Pont to evaluate the steam condensate from that boiler. With respect to condensate from the steam turbine and heat recovery boiler systems, Du Pont's evaluation will begin at start up and be completed within three months after the Initial Delivery Date.

Article 5.  Term; Termination

          A. This Agreement shall be effective as of the date of its execution and shall continue in effect thereafter for a period of twenty (20) years beyond the Initial Delivery Date, and remain in effect thereafter unless terminated by three years notice by either party.

          B. Upon expiration or if the Agreement is terminated pursuant to Paragraph 5.A, Du Pont shall have the option to buy part or all of the Facility equipment at its then fair market value. In constructing the Facility, O'Brien shall install the back-up boiler and all necessary auxiliaries in such a way that it and the land on which it is located can be severed from the rest of the Facility in the event of termination.

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          C.   If the Agreement expires or is terminated for any
reason, O'Brien shall remove at its expense that part of the Facility not purchased by Du Pont from the Parlin site within twelve months unless the parties otherwise agree in writing.

Article 6.  Purchase Price

          A.   Throughout the term of this Agreement, the price
Du Pont shall pay O'Brien for the purchase of steam shall be as provided in Exhibit D, the Purchased Steam Rate Schedule.

          B. If Du Pont can secure or otherwise provide gas equivalent to its steam demand (as defined in Exhibit A) at a price lower than the cost of the gas supply being used by O'Brien, then O'Brien will contract with Du Pont for such gas if O'Brien's existing gas supply agreement does not prohibit or penalize O'Brien for taking such gas. Assuming the Du Pont gas can be used by O'Brien, the parties will negotiate in good faith to arrive at a mutually acceptable price for the gas and steam.

Article 7.  Force Majeure; Contingency

          A. As used in this Agreement, "Force Majeure" shall be an event by which either party shall be prevented from delivering or receiving steam by reason of or through flood, earthquake, storm, tornado, lightning, fire, explosion, war, riot, civil disturbances, strikes or other labor stoppage, sabotage, restraint by governmental authority (including any delay or failure by a governmental authority to issue any

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necessary permit or license), major equipment breakdown not due to the sole negligence of O'Brien or Du Pont, inability to obtain necessary labor or unforeseen shortages in materials or work from subcontractors, and other like events beyond the control of the parties, but shall not include economic hardship, the price O'Brien receives for electricity, the price O'Brien pays for natural gas or other fuel, or lack of a customer for the electricity.

          B. If an event of Force Majeure results in a party's being unable to perform in full or in part its obligations under this Agreement, that party shall not be deemed to be in breach of this Agreement if the hindered party used its best efforts to perform its obligations under this Agreement and to reduce the losses to the other party arising from the event of Force Majeure. If an event of Force Majeure shall occur, the hindered party shall promptly notify the other party of its extent and probable duration and the parties shall meet to decide if this Agreement should be revised in light of the impact of the event upon the implementation hereof. In the event of an O'Brien strike or other work stoppage, O'Brien will use its supervisory personnel to maintain full steam supply to Du Pont.

Article 8.  Interconnection with Du Pont's Plant

          A. O'Brien shall be responsible for all required auxiliary equipment and systems required to supply steam to the point of interconnection with Du Pont's Plant as indicated in

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Exhibit B.  The meter shall be located at or near the point of interconnection. O'Brien will supply and maintain, at its cost, all piping systems and interconnection points with Du Pont's
Plant specified on Exhibit B hereto.

          B. Du Pont will be responsible for the construction, operation and maintenance, at its cost, of the piping and other equipment and apparatus to be located in Du Pont's Plant and required to receive the delivery of steam from the Facility to Du Pont's Plant at the point of interconnection.

          C. Both Du Pont's and O'Brien's interconnection facilities shall be designed to generally accepted engineering standards. Du Pont and O'Brien agree to cooperate in determining appropriate and compatible equipment specifications for interconnection facilities, provided, however, that notwithstanding anything to the contrary herein, Du Pont shall not be responsible for any damage to the Facility due to demand from du Pont's systems. O'Brien will deliver steam at the interconnection point at 155 psig dry and saturated. O'Brien will provide necessary safety valves and control equipment that will limit steam to a maximum of 165 psig and a maximum steam temperature of 398 DEGREES. O'Brien shall cause these valves to be tested once each year by persons holding a Relief Valve (RV)
Stamp from the National Board of Boiler and Pressure Vessel Inspectors and the results of such test shall be supplied to Du Pont.

          D. O'Brien accepts responsibility for all necessary cleanup and correction of all environmental contamination of

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Du Pont's property that may result from O'Brien's operations.
O'Brien shall not be responsible for any environmental contamination on or within the leased Facility Site if such contamination originated prior to the effective date of the lease.

Article 9. Water Supply Facilities; Provisions for Disposal of Waste Water

          Du Pont will supply 1,000 gallons per minute peak and 702 gallons per minute average of treated mainswater and bill O'Brien at Du Pont's actual cost on a monthly basis. The current cost range as of the execution of this Agreement is $1.20-$1.50 per 1,000 gallons. In order to permit routine maintenance of Du Pont's water supply system, O'Brien will provide, as part of its Facility, water storage capacity adequate to sustain the Facility operation for a period of twelve hours. Waste water will be disposed of into the Borough of Sayreville's sanitary sewer, hence to the Middlesex County Utilities Authority Systems. O'Brien will bear all disposal costs based on current and future regulations (which at the time of execution of this Agreement include flow, biological oxygen demand, suspended solids, chlorine demand) and sampling and analysis costs. Waste water pH must be maintained between 5 and 9 and no toxic or corrosive effluents will be permitted in the waste water. Any future discharge parameter imposed by any regulatory agency must be met by O'Brien. O'Brien shall be responsible for all treatment of waste water and all permits required for discharge thereof. O'Brien will provide flow

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meters for the mainswater and the waste water and a 24-hour composite sampling system for the waste water. Monthly supplies and daily flow data will be provided to Du Pont for analysis and billing purposes. Waste water flow and constituents will be provided to the Borough of Sayreville for billing purposes. O'Brien will be responsible for the design, construction, operation and maintenance of these water supply and waste water disposal facilities.

Article 10.    Service Interruptions

          A. O'Brien shall exercise all reasonable effort to provide a continuous supply of steam to Du Pont at the quantities described in Article 3. In this connection O'Brien agrees to consult with Du Pont on a regular basis and to schedule to the extent reasonably possible all routine boiler maintenance to coincide with periods when Du Pont's operations are shut down or steam needs are reduced. O'Brien agrees to keep at least one heat recovery boiler in operation at all times when Du Pont's Plant is requiring steam.

          O'Brien agrees to conduct monthly tests of the back-up boiler which it will install as part of the Facility. Du Pont shall have a right to witness such tests and will be provided with a copy of the report of such tests. If both heat recovery boilers are out of service, O'Brien shall operate the back-up boiler and move in an additional boiler of equal size through its Mobile Power Division at no cost to Du Pont.

          B.   If for reasons other than Force Majeure events
O'Brien fails to supply steam to equal Du Pont's requirements

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(up to a maximum of 120,000 pounds per hour), Du Pont shall have the right immediately to take over operation of the auxiliary boiler installed by O'Brien in order to provide steam to meet its requirements, and to operate said boiler until such time as O'Brien or its successor can resume steam deliveries on a reliable basis pursuant to this Agreement. Du Pont may retrofit one of the heat recovery boilers in order that the boiler can operate independently of the gas turbine. In such event, Du Pont shall also have the right to operate the retrofitted heat recovery boiler to provide additional back up. O'Brien shall obtain in its loan agreement any necessary waiver from its lender to permit Du Pont to exercise the foregoing option.

          In addition to the above rights, Du Pont shall also have the right either (1) to recover from O'Brien liquidated damages calculated pursuant to the formula in Exhibit C or (2) to pursue any available remedies at law or in equity.

Article 11.  Billings

     On or immediately after Du Pont's monthly closing date (which shall be supplied O'Brien by Du Pont at the beginning of the year) O'Brien will bill Du Pont for the steam purchased by Du Pont during the previous month. Each invoice will include all necessary information for calculation of the payment pursuant to
Article 4 hereof. Payment for such invoices shall be made by Du Pont within thirty (30) days after receipt. Payments made thereafter shall be subject to a late payment charge on the unpaid amount of such invoice of one percent per

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month.  Should Du Pont fail to pay any invoice within thirty (30)
days after receipt, O'Brien, in addition to collecting the interest set out herein, may pursue any available remedy at law or in equity.

Article 12.  Assignment and Subcontracting

          A. Neither party may assign this Agreement in whole or in part, or any rights granted hereunder, or delegate or subcontract to another party any of the duties hereunder, without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any transfer, assignment, delegation, or attempted transfer, assignment or delegation under this Agreement or of any of the rights or duties herein granted or imposed, whether voluntary, by operation of law or otherwise, without consent in writing, shall, at the option of the party whose written consent shall have been obtained, cause this Agreement to be terminated.

          B. O'Brien may mortgage, hypothecate, pledge or encumber its interest in this Agreement to any financial institution lending funds for construction of the Facility, provided that such lender does not reassign its interest in the Agreement without Du Pont's prior written consent.

          C. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

          D. If Du Pont should elect to sell its Parlin operations or site, it agrees to make assumption of its obligations under this Agreement a condition to the purchase of such operations. If Du Pont elects to close down or abandon

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the Parlin operations or site, its obligations under this
Agreement shall terminate except for (1) the lease of the Facility Site and the adjoining land described in the Ground Lease to O'Brien, (2) the provision of continued access to the Facility Site and adjoining plot, and (3) provision of the water supply pursuant to this agreement assuming that Du Pont is still operating its water treatment plant.

Article 13.  Preconditions to Performance

          The parties' obligations under this Agreement are conditioned upon and subject to (1) the execution of a mutually acceptable Ground Lease covering the Facility Site:
(2) O'Brien's executing a contract, satisfactory to O'Brien, requiring Public Service Electric and Gas or some other supplier to supply O'Brien with all natural gas necessary for O'Brien's operation of the Facility; (3) O'Brien's arranging necessary financing for construction of the Facility; (4) O'Brien's obtaining all required permits for construction and operation of the Facility; and (5) O'Brien's executing a contract, satisfactory to O'Brien, with Jersey Central Power and Light Company for the purchase of electricity generated by the Cogeneration Facility.

Article 14.  Remedies

          A. Should either O'Brien or Du Pont breach this Agreement, the other party shall give written notice of such breach, and if such breach is not cured within thirty (30) days of receiving such notice, the non-breaching party may seek any

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remedy available at law or in equity.  Where this Agreement provides for the payment of specific liquidated damages to Du Pont, Du Pont shall have the option of either accepting such damages or pursuing available remedies at law or in equity.

          B. The parties agree that if one party brings an action against the other with respect to this Agreement, or any act or representation made herein, the successful party will be indemnified by the unsuccessful party for all court costs, legal fees and other expenses. The party will be deemed successful in any action if (1) a final applicable order has been entered by the court or government agency having jurisdiction over such action and (2) all appeals have been exhausted or rights to appeal have elapsed.

Article 15.  Compliance with Laws, Rules and Regulations

          A. In all matters pertaining to the subject matter of this Agreement, both parties shall comply with all applicable laws, rules and regulations of all governmental authorities having control over either party of this Agreement.

          B. O'Brien warrants and represents that throughout the term of this Agreement and any renewals thereof it shall maintain and operate the Facility in compliance with all federal, state and local statutes, ordinances, rules and regulations including but not limited to statutes, ordinances, rules and regulations pertaining to human safety, protection of property, and protection of the environment. Without limiting in any way the foregoing, O'Brien shall comply with (1) the New Jersey Department of Labor's Division of Workplace Standards,

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Rules and Regulations for Boilers, Pressure Vessels and
Refrigeration, as amended from time to time, and (2) those applicable noise control standards specified by the New Jersey
State Department of Environmental Protection, Title 7,
Chapter 29, subchapter 1, as amended from time to time, a copy of which has been supplied to O'Brien.

Article 16.  Indemnification

          A. O'Brien agrees to defend, indemnify and hold harmless Du Pont (including, its officers, directors, employees, subcontractors and agents) from and against any and all liability, claim, injury (including death resulting therefrom), property damage, fine, penalty or assessment by any public agency, cost or expense (including costs of defense, settlement and reasonable attorneys' fees), which (1) are solely and directly or indirectly caused by any act or omission of O'Brien, its agents, employees or subcontractors associated with, or arising from the performance of this Agreement, including any failure to comply with any pertinent Federal, state or local law, statute, regulation, rule or (2) are caused jointly by any such act or omission by O'Brien, its agents, employees or subcontractors and any such act or omission by any third party or parties. The term "liabilities" employed in the preceding sentence, and O'Brien's indemnification obligation, includes any strict liability and other liability without fault, however named, asserted against Du Pont.

          B. Du Pont agrees to defend, indemnify and hold harmless O'Brien (including its officers, directors, employees and agents) from and against any and all liability, claim, injury (including death resulting therefrom), property damage, fine, penalty or assessment by any public agency, cost or expense, (including costs of defense, settlement and reasonable attorneys' fees) which (1) are solely and directly or indirectly caused by any act or omission of Du Pont, its agents, employees or subcontractors associated with, or arising from Du Pont's obligations under this Agreement, or (2) are caused jointly by any such act or omission by Du Pont, its agents, employees or subcontractors and any such act or omission by any third party or parties.

          C. Where acts or omissions of the nature referred to above by both O'Brien and Du Pont (including their respective officers, directors, employees, subcontractors or agents) have caused any liabilities, damages, fines, penalties, costs, claims, demands and expenses, whether or not a third party's acts or omissions also were causal, O'Brien and Du Pont shall contribute to their common liability a pro rata share based upon the relative degree of fault of each. In such a case, O'Brien shall bear all costs (including attorneys' fees and other costs of defense, if the parties choose common counsel; but if Du Pont selects its own counsel, Du Pont shall bear its own attorneys' fees and cost of defense, subject to reimbursement by O'Brien pursuant to the last sentence of this paragraph) until (i) there is a final court judgment allocating fault between the parties, or (ii) the parties agree to such an allocation. If neither (i) nor (ii) occurs within one (1) year

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of the date on which O'Brien first incurs such costs (or within such other period to which the parties agree in writing), then
(iii) either party may require submission of the issue of allocation or arbitration, pursuant to the rules of the American Arbitration Association, of two disinterested and competent persons mutually chosen, and a third person whom the two shall select. A majority decision by the three arbitrators shall be conclusive and binding on both parties. Upon the concurrence of
(i), (ii) or (iii), Du Pont shall reimburse O'Brien for that portion of the past costs paid by O'Brien which is equal to Du Pont's share of the allocation; O'Brien shall reimburse Du Pont for that portion of any attorneys' fees and defense costs paid by Du Pont which is equal to O'Brien's share of the allocation; and the parties shall share the costs of any arbitration and any future costs according to the allocation.

Article 17.  Insurance

          At all times during the term of this Agreement, O'Brien shall obtain and keep in force a Comprehensive General Liability, Bodily Injury and Property Damage policy in an amount not less than $5 million to cover O'Brien's obligations under this Agreement. This policy shall name Du Pont as an additional insured, and O'Brien shall furnish Du Pont as an additional insured, and O'Brien shall furnish Du Pont with certificates of insurance evidencing the coverage for the period of the Agreement. O'Brien shall also obtain and keep in force Workers Compensation Insurance in the statutory amount and Employer's Liability insurance of $100,000 per accident, which policies shall provide a waiver of subrogation against Du Pont. In the event any subcontractor is employed, with or without Du Pont's consent, for the services covered in this Agreement, then O'Brien assumes full responsibility to insure that the subcontractor's services are covered by the same insurance limits as set forth herein.

Article 18.  Amendments; Waiver

          This Agreement may not be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by both of the parties hereto. Any failure by either party to enforce any provisions hereof shall not constitute a waiver by that party of its right subsequently to enforce the same or any other provision hereof.

Article 19.  Severability

          Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Article 20.  Governing Law

          This Agreement is executed and delivered in the State of Delaware and shall in all respects be governed and construed in accordance with the laws of the State of Delaware including all matters of construction, validity and performance.

Article 21.  Employee Displacement

          In an effort to assist Du Pont in minimizing employee layoffs or discharges which may result from the parties entering into this Agreement, O'Brien shall make a good faith effort to employ or cause its contractors to employ those employees of Du Pont directly displaced due to Du Pont's discontinuing its own steam production where such employees have the requisite skills and experience to be considered for available positions at the Cogeneration Facility.

Article 22.  Possible Supply of Electricity

          O'Brien has expressed an interest in supplying electricity to Du Pont. The parties will explore the feasibility of O'Brien's providing electricity to Du Pont under mutually acceptable conditions.

Article 23.  Notices

          All notices and other communications hereunder shall be in writing and shall become effective, if sent by first class certified or registered mail with postage prepaid and return receipt requested, three (3) days after deposit in the mails, or when received (whichever is earlier), and shall be directed
(a) if to Du Pont, to E. I. du Pont de Nemours and Company, Wilmington, Delaware 19898, Attention: Manager-Chemicals and Energy Section, Materials and Logistics Department; (b) if to O'Brien, to O'Brien Energy Systems, Inc., 225 South 8th Street, Philadelphia, Pennsylvania 19106, Attention: Executive Vice

President; or (c) to such other address as any such person may designate by notice given to the other party hereto.

          IN WITNESS WHEREOF, this Agreement is executed by the duly authorized officers of the parties, pursuant to the authority vested in them by the lawful action of their Boards of Directors, on the date and year first above written.


                         E. I. du Pont de Nemours and Company


                         By    /s/ W. E. Datum
                         Title     Sr. Vice President, Materials
                                   and Logistics


                         O'Brien Energy Systems, Inc.


                         By   /s/ Jeffrey Barnes
                         Title    Exec. V. P.

                            EXHIBIT A


              WATER AND STEAM SUPPLY SPECIFICATIONS


Water Quality

    Treated mainswater supplied to O'Brien by Du Pont will meet
     Du Pont Specification 29-279, dated August 21, 1979, a copy of which has been supplied to O'Brien.

    Boiler feedwater treatment by O'Brien must meet Du Pont
     Specification 29-427, dated September 12, 1979, a copy of which has been supplied to O'Brien.

    Condensate from steam delivered to the point of interconnection must meet Du Pont Specification 29-317, dated August 23, 1979, a copy of which has been supplied to O'Brien.

    No organic additive shall be introduced into the feedwater, condensate or steam systems without prior approval from Du
     Pont.

Steam Quality

    155 psig plus 10 or minus 0 psig, dry and saturated at the point of interconnection. The quality of the steam delivered shall have no more than 25 degrees F superheat.

    Steam, at the point of interconnection, shall have at total solids content not in excess of 3 parts per million, as determined in accordance with Method A of the latest published edition of "Methods of Testing for Suspended and Dissolved Solids in Industrial Waters," by the American Society for Testing Materials, or a similar method embodying the same essential principles of that specification.

                            EXHIBIT B


                STEAM SUPPLY METER SPECIFICATIONS

                    POINT OF INTERCONNECTION

     O'Brien guarantees the accuracy of its instruments for measuring the quantity of steam to within + 1 percent.

     Instruments will be tested periodically as necessary, but not less than semiannually.

     If Du Pont requests that any meter be tested between O'Brien's normal testing dates, O'Brien will arrange for the meter to be promptly tested. All instrument testing will be arranged by O'Brien and conducted by an independent testing service satisfactory to both parties. O'Brien will pay the expense of normal periodic tests; the expense of any test requested by Du Pont will be paid by Du Pont, if the meters are within the guaranteed accuracy.

     O'Brien will give Du Pont sufficient notice of any periodic or special instrument test to enable Du Pont to witness the test.

     If any test reveals that O'Brien's instruments for measuring the quantity of steam are inaccurate by + 1 percent or more, and underpayment or overpayment occurs, the aggrieved party is entitled to a retroactive adjustment. Any instrument inaccuracy will be deemed to have commenced on the date which fell exactly halfway between the date of the test revealing the inaccuracy and the date of the last previous instrument test. The amount of underpayment or overpayment will be calculated daily by Du Pont in good faith commencing on the date on which O'Brien's instruments are deemed to have been inaccurate. Amounts reflecting underpayments and overpayments are payable immediately upon receipt of the payment invoice.

     The point of interconnection for steam shall be at a point agreed upon by the parties.

                            EXHIBIT C


                       LIQUIDATED DAMAGES


     Liquidated Damages shall be calculated according to the following formula:

               LDS = T X C - (T X S)

Where:

          1) LDS equals liquidated damages sustained by Du Pont during an unexcused supply interruption; and

          2) T equals million BTU's of steam not provided Du Pont during an unexcused supply interruption (limited to Du Pont's requirements-not to exceed 120,000 lbs/hr) the enthalpic value of steam used to compute T shall be 1,096 BTU's per pound; and

          3) C equals Du Pont's rolled up cost for steam per million BTU's [costs include operation, maintenance, fuel, and rental (calculated on a monthly rental basis unless the parties agree to a longer term) of any steam producing equipment]; and

          4) S equals cost of steam per million BTU's under this Agreement (calculated pursuant to Exhibit D).

                            EXHIBIT D


                       STEAM PURCHASE RATE

The Base Steam Charge shall be $1.00 per thousand pounds for 155 psig, 368 degree Fahrenheit steam.

The steam charge per billing month shall be determined according to the following formula:

               SC = BSC x LBS

where:

     1.   SC equals the steam charge per billing month;

     2. BSC equals the base steam charge of $1.00 per thousand pounds for 155 psig, 368 degree Fahrenheit steam;

     3. LBS equals thousands of pounds of steam delivered per billing month.

When the most recent quarterly average spot purchase cost of No. 6 oil received at New Jersey utility facilities of 50 MW or larger, as reported in the Electric Power Quarterly, exceeds $4.55 per million BTU's, the steam charge per billing month shall be determined according to the following formula:

               SC = BSC x MFC x LBS
                             BFC

where:

     1.   SC equals the steam charge per billing month;

     2. BSC equals the base steam charge of $1.00 per thousand pounds for 155 psig, 368 degree Fahrenheit steam;

     3. MFC equals the most recent quarterly average spot purchase cost of No. 6 oil received at New Jersey Electric Utility Facilities of 50 MW capacity or larger, as reported in Electric Power Quarterly, published by the Energy Information Administration. If the data upon which this pricing component is based ceases to be published by the Electric Power Quarterly, the parties shall mutually agree upon another source of comparable information on fuel price changes;

     4. BFC equals $4.55 per million BTU's as derived from the facility base delivered fuel cost of $28/BBL No. 6 oil at 6.15 MM BTU/BBL; and

     5. LBS equals thousands of pounds of steam delivered per billing month.

If condensate is returned to the facility, Du Pont will be credited according to the following:

          CRCR =             SC             X 1000
                                  1196 BTU/lb

     1. CRCR equals the condensate return credit rate $/MM BTU, to Du Pont,

     2.   SC equals the steam charge per billing month, $/M lb;
          and,

     3. 1196 BTU/lb equals the number of BTU's per pound of 155 psig, 368 degree Fahrenheit steam.

The energy return to Du Pont will be determined as follows:

          ER = W x Cp x T

where:

     1.   W equals the return flow of condensate, lb/month;

     2.   Cp equals the specific heat of water.  1 BTU/lb, degree
          Fahrenheit, and;

     3.   T equals condensate return temperature in degrees
          Fahrenheit.

     4.   ER equals the energy returns per month, MM BTU/month.

Finally, the condensate credit to Du Pont would then be
determined by:

          DCC = CRCR x ER

where:

     1.   DCC equals the Du Pont condensate credit, $/month;

     2.   CRCR equals the condensate return credit rate, $/MM
          BTU; and

     3.   ER equals the energy return; MM BTU/month.

[E.I. Du Pont de Nemours & Company letterhead]

Mr. Robert A. Shinn
Vice President
O'Brien Energy Systems
225 S. Eighth St.
Philadelphia, PA  19106

Dear Bob:

     This letter hereby acknowledges that O'Brien Energy Systems and E. I. du Pont de Nemours & Co. mutually agree to extend the required date by which O'Brien must obtain all necessary permits to October 1, 1988, as is defined in Paragraph 2 of Amendment #1 to the Steam Purchase contract for the proposed Parlin, NJ Cogeneration Project, dated January 12, 1988.

     If you have any questions or need additional information, please call.

                              Sincerely,

                              /s/ G. R. Carson

                              G. R. Carson
                              Senior Purchasing Agent



cc:  Chet George - Du Pont